EXHIBIT 23.1


                   CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Exchange Bancshares, Inc.

We consent to incorporation by reference in the registration statement in Form S-3 of Exchange Bancshares, Inc. of our report dated February 14, 1997, relating to the consolidated balance sheets of Exchange Bancshares, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-KSB of Exchange Bancshares, Inc. and subsidiary.

/s/ Robb, Dixon, Francis,
Davis, Oneson & Company

Robb, Dixon, Francis,
Davis, Oneson & Company


Granville, Ohio
April 1, 1997